News

400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

AND DECLARES DIVIDEND

New Brunswick, New Jersey, January 23, 2025 – Magyar Bancorp (NASDAQ: MGYR) (“Company”), parent company of Magyar Bank, reported today the results of its operations for the three months ended December 31, 2024.

The Company reported a 26% increase in net income for the three months ended December 31, 2024 to $2.1 million from $1.7 million for the three months ended December 31, 2023.

Basic and diluted earnings per share were $0.34 and $0.33, respectively, for the three months ended December 31, 2024 compared to $0.26 for basic and diluted earnings per share for the three months ended December 31, 2023.

The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.06 per share, which will be paid on February 20, 2025 to stockholders of record as of February 6, 2025.

“We are very pleased to report a 26% increase in earnings over last year’s first quarter,” stated John Fitzgerald, President and Chief Executive Officer of Magyar Bancorp. “Total assets eclipsed the $1 billion mark during the quarter thanks to a 6.5% increase in total deposits. Our liquidity position will continue to fund the Bank’s strong loan pipeline in our 2025 fiscal year. In addition, our net interest margin increased 14 basis points from the prior quarter as the Bank begins to see the benefits of the Federal Reserve’s rate cuts that occurred in the last few months of 2024.”

Results of Operations

Net income increased $433 thousand, or 26.2%, to $2.1 million during the three-month period ended December 31, 2024 compared with $1.7 million during the three-month period ended December 31, 2023, from higher net interest income, lower provisions for credit losses and higher other income, partially offset by higher other expenses.

The Company’s net interest and dividend income increased $200 thousand, or 2.8%, to $7.4 million for the quarter ended December 31, 2024 from $7.2 million for the quarter ended December 31, 2023. The increase was attributable to a $44.1 million increase in the average balance of interest-earning assets between periods, partially offset by a 7 basis point decrease in the Company’s net interest margin to 3.22% for the three months ended December 31, 2024 from 3.29% for the three months ended December 31, 2023.

Interest and dividend income increased $1.3 million, or 11.7%, to $12.9 million for the three months ended December 31, 2024 compared with $11.6 million for the three months ended December 31, 2023. The increase was attributable to a 33 basis point increase in the yield on earning assets to 5.59% for the three months ended December 31, 2024 from 5.26% for the three months ended December 31, 2023 as well as a $44.1 million, or 5.1%, increase in the average balance of interest-earning assets. The increase in yield on the Company’s assets was attributable to higher market interest rates on loans and investments between periods.

Interest expense increased $1.1 million, or 26.6%, to $5.5 million for the three months ended December 31, 2024 from $4.3 million for the three months ended December 31, 2023. The cost of interest-bearing liabilities increased 25 basis points to 3.05% for the three months ended December 31, 2024 compared with 2.80% for the three months ended December 31, 2023 resulting primarily from higher market interest rates. In addition, the average balance of interest-bearing liabilities increased $99.0 million, or 16.2%, to $710.2 million.

The Company’s provision for credit losses decreased to $101 thousand for the three months ended December 31, 2024 compared to $481 thousand for the three months ended December 31, 2023. Provisions for on-balance sheet credit losses were $209 thousand from growth in total loans receivable during the quarter, while $108 thousand was recovered from its reserves for off-balance sheet credit losses from contraction in unfunded loan commitments during the quarter. The Company recorded $103 thousand in net recoveries during the three months ended December 31, 2024 compared with $461 in net recoveries during the three months ended December 31, 2023.

Other income increased $347 thousand, or 57.0%, to $956 thousand during the three months ended December 31, 2024 compared to $609 thousand for the three months ended December 31, 2023. The increase was the result of higher gains on the sale of other real estate owned, which totaled $224 thousand for the three months ended December 31, 2024 compared with $0 for the three months ended December 31, 2023, and higher gains on the sale of SBA loans, which totaled $236 thousand for the three months ended December 31, 2024 compared with $129 thousand for the three months ended December 31, 2023. In addition, income on bank owned life insurance increased $72 thousand, or 75.8%, to $167 thousand from the Company’s restructure of policies totaling $7.9 million during its quarter ended September 30, 2024.

Other expenses increased $389 thousand, or 7.7%, to $5.4 million during the three months ended December 31, 2024 compared to $5.0 million for the three months ended December 31, 2023. The increase was attributable to higher compensation and benefit expenses, which increased $234 thousand, or 8.2%, to $3.1 million, due to the additions of a commercial lender and a commercial credit analyst, as well as annual merit increases, and higher occupancy expenses, which increased $201 thousand, or 25.4%, to $991 thousand, due to lease termination expenses related to the closure of the Bank’s Bridgewater office during the quarter.

The Company recorded tax expense of $805 thousand on pre-tax income of $2.9 million for the three months ended December 31, 2024, compared to $700 thousand on pre-tax income of $2.4 million for the three months ended December 31, 2023. The Company’s effective tax rate for the three months ended December 31, 2024 was 27.9% compared with 29.8% for the three months ended December 31, 2023.

Balance Sheet Comparison

Total assets increased $56.5 million, or 5.9%, to $1.0 billion at December 31, 2024 from $951.9 million at September 30, 2024. The increase was attributable to higher interest-earning deposits with banks and higher balances of loans receivable.

Cash and interest-earning deposits with banks increased $32.9 million, or 128.7% to $58.5 million at December 31, 2024 from $25.6 million at September 30, 2024 resulting from higher deposits, partially offset by higher loans receivable and investments.

At December 31, 2024, investment securities totaled $98.0 million, reflecting an increase of $2.6 million, or 2.7%, from September 30, 2024. There were no other-than-temporary-impairment charges for the Company’s investment securities during the three months ended December 31, 2024.

Total loans receivable increased $25.3 million, or 3.2%, to $805.5 million at December 31, 2024 from $780.2 million at September 30, 2024. The increase in total loans receivable during the quarter ended December 31, 2024 occurred primarily in commercial real estate loans, which increased $20.1 million, or 4.4%, to $481.4 million, or 59.7% of loans. The Company also grew is construction loans, which increased $3.3 million, and one-to four-family residential real estate loans (including home equity lines of credit), which increased $2.2 million. Partially offsetting these increases were commercial business loans, which decreased $231 thousand.

Total non-performing loans increased $107 thousand, or 46.1%, to $339 thousand at December 31, 2024 from $232 thousand at September 30, 2024. The ratio of non-performing loans to total loans increased to 0.04% at December 31, 2024 from 0.03% at September 30, 2024.

Other real estate owned decreased $1.2 million, or 31.9%, to $2.5 million at December 31, 2024 from $3.7 million at September 30, 2024. The Company sold one residential property totaling $1.1 million during the quarter, leaving one residential and one commercial real estate properties. The commercial real estate property was written down by $57 thousand during the quarter based upon an executed contract of sale to sell the property. The ratio of non-performing assets to total assets decreased to 0.29% at December 31, 2024 from 0.42% at September 30, 2024.

The allowance for credit losses increased $204 thousand to $8.2 million, or 1.02% of total loans receivable, during the three months ended December 31, 2024. Growth in loans receivable during the quarter resulted in additional provisions for credit losses totaling $101 thousand and the Company recorded $103 thousand in net loan recoveries. The Company’s allowance for on-balance sheet credit losses increased to $7.9 million at December 31, 2024 from $7.5 million at September 30, 2024 while its reserve for off-balance sheet commitments decreased to $340 thousand at December 31, 2024 from $449 thousand at September 30, 2024.

Total deposits increased $52.2 million, or 6.5%, to $848.8 million at December 31, 2024. The inflow in deposits occurred in money market accounts, which increased $27.0 million, or 8.9%, to $331.6 million, in interest-bearing checking accounts, which increased $22.0 million, or 15.0%, to $168.8 million, in savings accounts, which increased $2.4 million, or 4.6%, to $55.3 million, and in certificates of deposit (including individual retirement accounts), which increased $2.3 million, or 1.4%, to $161.9 million. Partially offsetting these increases was a $1.6 million, or 1.2%, decrease in non-interest bearing checking accounts to $131.2 million.

The Company’s book value per share increased to $17.23 at December 31, 2024 from $16.98 at September 30, 2024. The increase was due to the Company’s results from operations, partially offset by $0.09 in dividends paid and 31,737 shares repurchased during the quarter at an average share price of $13.75.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Magyar operates seven branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Martinsville, and Edison (2). Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of non-performing loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

 (Dollars In Thousands, Except for Per-Share Amounts)

	Three Months Ended
	December 31,
	2024	2023

Income Statement Data:
Interest and dividend income	$12,906	$11,557
Interest expense	5,462	4,313
Net interest and dividend income	7,444	7,244
Provision for credit losses	101	481
Net interest and dividend income after
provision for credit losses	7,343	6,763
Other income	956	609
Other expense	5,409	5,020
Income before income tax expense	2,890	2,352
Income tax expense	805	700
Net income	$2,085	$1,652

Per Share Data:
Net income per share-basic	$0.34	$0.26
Net income per share-diluted	$0.33	$0.26
Book value per share, at period end	$17.23	$16.03

Selected Ratios (annualized):
Return on average assets	0.86%	0.72%
Return on average equity	7.42%	6.19%
Net interest margin	3.22%	3.29%

	December 31,	September 30,
	2024	2024

	(Dollars in Thousands)
Balance Sheet Data:
Assets	$1,008,408	$951,918
Total loans receivable	805,489	780,162
Allowance for credit losses- loans	7,860	7,548
Investment securities - available for sale, at fair value	17,346	15,616
Investment securities - held to maturity, at cost	80,644	79,816
Deposits	848,832	796,674
Borrowings	30,424	28,568
Shareholders' Equity	111,676	110,548

Asset Quality Data:
Non-performing loans	$339	$232
Other real estate owned	2,537	3,725
Total non-performing assets	$2,876	$3,957
Allowance for credit losses to non-performing loans	NM*	NM*
Allowance for credit losses to total loans receivable	0.98%	0.97%
Non-performing loans to total loans receivable	0.04%	0.03%
Non-performing assets to total assets	0.29%	0.42%
Non-performing assets to total equity	2.58%	3.58%
* Not meaningful